 Exhibit 99.1
MDC PARTNERS INC.

SCHEDULE OF CURRENT AND POTENTIAL MARKETING COMMUNICATIONS COMPANY OWNERSHIP

Company	% Owned at 3/31/08	Year of Initial Investment	PUT/CALL OPTIONS
			2008	Thereafter
			(See Notes)
Consolidated:
Strategic Marketing Services
ACLC Inc	95.0%	1992	—	Note 1
Allard Johnson Communications Inc.	70.1%	1992	85.0%
Colle & McVoy, LLC	95.0%	1999	—	Note 2
Crispin Porter & Bogusky, LLC	77.0%	2001	—	Note 3
Fletcher Martin, LLC	85.0%	1999	100.0%
HL Group Partners, LLC	52.0%	2007	—	Note 4
kirshenbaum bond & partners, LLC	100.0%	2004	—
Mono Advertising, LLC	49.9%	2004	—	Note 5
Redscout, LLC	60.0%	2007	—	Note 6
Vitro Robertson, LLC	79.0%	2004	—	Note 7
Zig Inc.	50.1%	2004	—	Note 8
Zyman Group, LLC.	62.1%	2005	—	Note 9
Customer Relationship Management
Accent Marketing Services, LLC	93.7%	1999	99.5%
Specialized Communication Services
Accumark Communications Inc.	55.0%	1993	—	Note 10
Clifford/Bratskeir Public Relations, LLC	80.0%	2000	—	Note 11
Bruce Mau Design Inc.	50.1%	2004	—
Bryan Mills Iradesso Inc.	62.8%	1989	88.0%	Note 12
Company C Communications LLC	90.0%	2000	—	Note 13
Computer Composition of Canada Inc.	100.0%	1988	—
Hello Design, LLC	51.0%	2004	—
henderson bas partnership	65.0%	2004	100.0%
Ito Partners LLC	60.0%	2006	—	Note 14
Northstar Research Partners Inc.	72.4%	1998	—
Onbrand	89.0%	1992	—
Source Marketing, LLC	80.0%	1998	86.7%	Note 15
TargetCom, LLC	85%	2000	—	Note 16
Veritas Communications Inc.	64.1%	1993	72.3%	Note 17
Yamamoto Moss Mackenzie	100.0%	2000	—
Equity Accounted:
Adrenalina, LLC	49.9%	2007	—	Note 18
Cost Accounted:
Cliff Freeman and Partners, LLC	19.9%	2004	—

Notes
1.
MDC has the right to increase its ownership in ACLC Inc. through acquisitions of incremental interests, and the other interest holder has the right to put to MDC the same incremental interests, up to 100% in 2012.

2.
MDC has the right to increase its economic ownership in Colle & McVoy, LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 100% of this entity in 2012.

3.
MDC has the right to increase its ownership in Crispin Porter & Bogusky, LLC (“CPB”) through acquisitions of incremental interests and the other interest holders have the right to put to MDC the same incremental interest up to 94% of this entity in 2010 and up to 100% in 2012.

4.
MDC has the right to increase its ownership in HL Group Partners, LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 70.7% of this entity in 2012, up to 82.39% in 2013 and up to 94% in 2014.

5.
MDC has the right to increase its ownership in Mono Advertising, LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 54.9% of this entity in 2010, up to 59.9% in 2011, up to 64.9% in 2012, up to 69.9% in 2013 and up to 74.9% in 2014.

6.
MDC has the right to increase its ownership in Redscout, LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 80% of this entity in 2012.

7.
MDC has the right to increase its ownership in Vitro Robertson, LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 95 % of this entity in 2011, up to 97.5% in 2012, and up to 100% in 2013.

8.
MDC has the right to increase its ownership in Zig Inc. through acquisition of an incremental interest, and the other interest holders have the right to put to MDC the same incremental interest, up to 80% of this entity in 2009.

9.	As of December 31, 2007, MDC’s economic interest in Zyman Group, LLC was 100% of profits as its priority return is not expected to be exceeded.

10.
MDC, has the right to increase its ownership in Accumark Communications Inc. through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests up to 61.7% of this entity in 2010, up to 68.3% in 2011 and up to 75.0% in 2012. MDC’s current economic interest is 42%.

11.
MDC has the right to increase its economic ownership in Bratskeir & Company LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 85% of this entity in 2010, up to 86.7% in 2012, up to 90.86% in 2013 and up to 100% in 2014.

12.
MDC has the right to increase its ownership in Bryan Mills Iradesso, Inc. through acquisition of an incremental interest, and the other interest holders have the right to put to MDC the same incremental interest, up to 100% of this entity in 2012.

13.
MDC has the right to increase its economic ownership in Company C Communications, LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 100% of this entity in 2012.

14.
MDC has the right to increase its ownership in Ito Partners LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 80% of this entity in 2011.

15.
MDC has the right to increase its ownership in Source Marketing, LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests up 93.4% of this entity in 2010 and 100% in 2012.

16.
MDC has the right to increase its economic ownership in TargetCom, LLC through acquisition of an incremental interest, and the other interest holders have the right to put to MDC the same incremental interest, up to 100% of this entity in 2012.

17.
MDC has the right to increase its ownership in Veritas Communications Inc. through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 75% of this entity in 2009, up to 78% in 2010, up to 86% in 2011 and up to 100% in 2012.

18.
MDC has the right to increase its ownership in Adrenalina, LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 61% of this entity in 2013, up to 72% in 2014 and up to 82% in 2015.